Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PDT, October 23, 2003 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PDT, Thursday, October 23, 2003 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 1-800-915-4836.  International callers please dial 1-973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 1-800-428-6051 and from international locations at 1-973-709-2089; passcode 310068.

ADVANCED POWER TECHNOLOGY

REPORTS THIRD QUARTER 2003 RESULTS

Bend, Oregon, October 23, 2003 - Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the third quarter ended September 30, 2003.

•                  Revenues of $12.7 million, compared to $12.5 million in the second quarter of 2003

•                  Net loss per share of $(0.03) for the quarter in accordance with generally accepted accounting principles (GAAP)

•                  Pro forma net income per diluted share of $0.02 for the quarter, excluding certain non-cash purchase accounting charges

•                  Gross margin on a GAAP basis of 32.0 percent

•                  Pro forma gross margin of 34.2 percent, excluding certain non-cash purchase accounting charges

Revenues for the third quarter of 2003 were $12.7 million, compared to $13.1 million for the third quarter of 2002, and $12.5 million for the second quarter of 2003.

The net loss for the third quarter of 2003 in accordance with GAAP was $338,000, or $(0.03) per share, and includes a non-cash charge of $480,000 related to the valuation of the Company’s net deferred tax asset.  The third quarter 2003 net loss compares to the third quarter of 2002 net income of $64,000 or $0.01 per diluted share and a net loss in the second quarter of 2003 of $119,000 or $(0.01) per share.

Pro forma net income for the third quarter of 2003 was $249,000 or $0.02 per diluted share, compared to a pro forma net income of $547,000 or $0.05 per diluted share in the year-ago quarter, and a pro forma net income of $72,000 or $0.01 per diluted share in the second quarter of 2003.  Pro forma gross margin for the third quarter of 2003 was 34.2 percent of revenue unchanged from the year-ago quarter and compared to 37.7 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, exclude non-cash charges related to the acquisitions of GHz Technology, Inc. in January 2002 and Microsemi RF Products, Inc. in May 2002 and a severance charge associated with reduction of personnel, incurred in the first quarter of 2003.  A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.

Patrick Sireta, Chief Executive Officer commented, “The third quarter financial results were in line with our expectations and consistent with the guidance provided in our July 29, 2003 earnings release.  We had a strong quarter of design wins with 21 design wins in the third quarter. Our balance sheet remains strong with $18.2 million of cash and marketable securities and essentially no debt.”

“Our book to bill ratio closed at 0.85 for the third quarter primarily due to timing delays experienced on several customer programs in our military and aerospace business. I am confident however that we are building significant momentum in the military and aerospace market and that this market will contribute significantly to our 2004 revenue growth.

“Actions we have taken over the last several quarters including actions to reduce payroll expense, continuously improve manufacturing yields and efficiencies, and strictly control discretionary spending continue to contribute to our financial performance. We expect to further realize the benefit of these actions in 2004. The move to consolidate our Pennsylvania wafer fabrication operations into our Bend, Oregon facility continues to progress on plan and is targeted for completion by the second quarter 2004,” commented Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after October 23, 2003.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the fourth quarter ending December 31, 2003 are expected to be approximately $11.5 million to $12.0 million.

At the anticipated revenue level indicated above, pro forma gross margin for the fourth quarter of 2003 is expected to be in the 32 percent to 34 percent range.  Operating expenses in the fourth quarter of 2003 are expected to be approximately 36 percent to 38 percent of revenues. These estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and include approximately $300,000 of legal expenses associated with ongoing patent litigation. Interest income in the fourth quarter of 2003 is expected to be approximately $54,000.

On a before tax basis, the non-cash purchase accounting charges associated with acquisitions for the fourth quarter of 2003 are expected to be $276,000 in cost of goods sold and $8,000 in SG&A expenses.

Overall, the pro forma net earnings per share for the fourth quarter of 2003 are expected to be a loss of approximately $(0.05) to $(0.02) per share, which assumes no tax benefit from the loss.

Mr. Sireta commented, “The outlook for the fourth quarter 2003 stems primarily from timing delays experienced on several customer programs in our military and aerospace business and the lingering lack of strength in the semiconductor capital equipment market. However, looking beyond the quarter-to-quarter percent changes, we are very confident that we are on the right strategic course. I am encouraged by the momentum developing for 2004 on the revenue side as a result of the designs we have won, and on the cost side as a result of the actions we have taken.”

“We have now established that the actions taken so far have driven APT to be profitable at an average $12.6 million quarterly revenue level over the last two quarters, generating approximately $230,000 of quarterly profit before tax, on a pro forma basis.”

“While our sales to the military and aerospace market are now planned to decrease sequentially in the fourth quarter of 2003, we expect that the combination of new products we have introduced and designs we have won will cause our sales to that market to grow approximately 24 percent from 2003 to 2004.

“In the semiconductor equipment market the lingering lack of strength seems to be affected in part by holiday shutdowns and by an unusually high tolerance for high capacity utilization at wafer fabs. There appears to be an increasingly general agreement in the industry that this will create a reactionary ramp. We are prepared and ready for it.”

“Coming out of a solid quarter, we remain focused on executing all of our key new product and new design win programs, and on completing our consolidation programs in the first half of 2004. We believe that we are on track to meet our goal of operating approximately at our target pro forma financial model, from both a sales level and a profitability standpoint, at a five to seven quarter horizon, generating 11 percent net profit after tax on a quarterly revenue level of about $18 million,” concluded Mr. Sireta.

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications.  The Company’s products are used in communications and data processing, semiconductor capital equipment, industrial/medical, and military/aerospace markets.  Important information about Advanced Power

Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2002 Form 10K filed on March 25, 2003 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:          gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2003	2002	2003	2002

Revenues, net	$12,708	$13,052	$36,354	$31,985

Cost of goods sold	8,363	8,589	23,892	21,275
Amortization of technology rights & other	278	555	842	1,512
Total cost of goods sold	8,641	9,144	24,734	22,787

Gross profit	4,067	3,908	11,620	9,198

Operating expenses:
Research and development	550	1,019	2,051	3,000
Selling, general and administrative	3,672	3,335	11,306	8,868
In-process research and development charges	—	—	—	2,108
Total operating expenses	4,222	4,354	13,357	13,976

Loss from operations	(155)	(446)	(1,737)	(4,778)

Other income (expense), net:
Interest, net	56	98	164	479
Other, net	16	31	(118)	22

Loss before income taxes	(83)	(317)	(1,691)	(4,277)

Provision (benefit) for income taxes	255	(381)	(225)	(1,231)

Net income (loss)	$(338)	$64	$(1,466)	$(3,046)

Net income (loss) per share:
Basic	$(0.03)	$0.01	$(0.14)	$(0.30)
Diluted	$(0.03)	$0.01	$(0.14)	$(0.30)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,413	10,381	10,406	10,199
Diluted	10,413	10,935	10,406	10,199

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2003	2002	2003	2002

Reported GAAP net income (loss)	$(338)	$64	$(1,466)	$(3,046)

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	270	808	609
Inventory fair value adjustment	—	252	—	786
Deferred compensation amortization	9	33	34	117

Research and development expense:
Deferred compensation amortization	—	12	—	48

Selling, general and administrative:
Deferred compensation amortization	11	36	42	130
Severance charge			240

In-process research and development charges	—	—	—	2,108

Tax effect of pro forma adjustments	298	(120)	—	(618)

Pro forma net income (loss)	$249	$547	$(342)	$134

Pro forma net income (loss) per share:
Basic	$0.02	$0.05	$(0.03)	$0.01
Diluted	$0.02	$0.05	$(0.03)	$0.01
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,413	10,381	10,406	10,199
Diluted	11,012	10,935	10,406	10,825

*            Supplemental pro-forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our recent acquisitions.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 30, 2003	Dec. 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,561	$6,708
Short term investments in available-for-sale securities	6,590	10,452
Accounts receivable, net	8,082	6,899
Inventories, net	12,385	11,949
Prepaid and other current assets	2,461	2,521
Total current assets	40,079	38,529

Property and equipment, net	10,093	10,617
Long term investments in available-for-sale securities	1,000	2,000
Other assets	257	109
Intangible assets, net	9,080	9,887
Goodwill	15,570	15,806
Total assets	$76,079	$76,948

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,651	$2,873
Accrued expenses	2,066	2,475
Total current liabilities	5,717	5,348

Other long term liabilities	411	428
Total liabilities	6,128	5,776

Stockholders’ equity:
Common stock	105	105
Additional paid in capital	88,546	88,490
Treasury stock	(1,700)	(1,700)
Deferred stock compensation	(50)	(171)
Accumulated other comprehensive income	234	166
Accumulated deficit	(17,184)	(15,718)
Total stockholders’ equity	69,951	71,172
Total liabilities and stockholders’ equity	$76,079	$76,948